UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

JANUS HENDERSON GROUP PLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

JANUS HENDERSON GROUP PLC
151 Detroit Street
Denver, CO 80206

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING

TO BE HELD APRIL 16, 2026

These definitive additional materials (the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated March 11, 2026 (the “definitive proxy statement”), initially mailed to shareholders on or about March 12, 2026, by Janus Henderson Group plc, a public company limited by shares incorporated in Jersey (“Janus Henderson” or the “Company,” “we,” “our” or “us”) as amended and supplemented by that certain proxy supplement, dated March 27, 2026 (the “proxy supplement,” and together with the definitive proxy statement, the “proxy statement”) initially mailed to shareholders on or about March 27, 2026, relating to an extraordinary general meeting (the “special meeting”) of shareholders of Janus Henderson to be held at 9:00 a.m. Denver time on April 16, 2026, at 151 Detroit Street, Denver, Colorado 80206 (unless the special meeting is adjourned or postponed). The purpose of the special meeting is to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated December 21, 2025 (the “original merger agreement”) with Jupiter Company Limited (“Parent”), a private limited company incorporated in Jersey, and Jupiter Merger Sub Limited (“Merger Sub”), a private limited company incorporated in Jersey and a wholly owned subsidiary of Parent, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated March 24, 2026 (the “Amendment”, and the original merger agreement as amended, supplemented and otherwise modified from time to time, including, without limitation, by the Amendment, the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger (as defined below). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), in accordance with the Companies (Jersey) Law 1991 (as amended, modified, or re-enacted from time to time, the “Companies Law”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on April 6, 2026.

If any shareholders have not already submitted a proxy for use at the special meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free at (877) 800-5192
Banks and brokers may call collect: (212) 750-5833

The information contained herein speaks only as of April 6, 2026, unless the information specifically indicates that another date applies.

i

SUPPLEMENTAL DISCLOSURES TO PROXY STATEMENT

This supplemental information should be read in conjunction with the definitive proxy statement and the proxy supplement, which should each be read in its entirety. The Company believes that no further disclosure is required to supplement the proxy statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed merger and to minimize the expense of defending such actions, the Company wishes to make supplemental disclosures related to the proposed merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the definitive proxy statement or the proxy supplement, the information in these Definitive Additional Materials shall supersede or supplement the information in the definitive proxy statement or the proxy supplement, as applicable. Defined terms used but not defined herein have the meanings set forth in the proxy statement.

PROXY STATEMENT - SPECIAL FACTORS

Update to Background of the Merger

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language in the second paragraph on page 27 of the definitive proxy statement under the section heading entitled “Background of the Merger”:

Later on October 26, 2025, the Board received a letter from Trian and General Catalyst, which included a non-binding preliminary proposal (the “October 26 Proposal”) to acquire all of the outstanding Shares of the Company not already owned by Trian (the “Proposed Transaction”) for a purchase price of $46.00 per Share in cash. The October 26 Proposal indicated that Trian intended to roll over Shares of the Company that it beneficially owned as part of the Proposed Transaction. On October 27, 2025, Trian filed an amendment to its Schedule 13D with respect to the Company to disclose the October 26 Proposal. The October 26 Proposal stated that Trian and General Catalyst would look forward to working with the Company’s management team following completion of the Proposed Transaction and would seek to ensure seamless continuity of operations for the Company’s clients and other stakeholders. However, the October 26 Proposal, as well as any subsequent revisions thereto or further proposals, did not include any specific proposal regarding Company management’s post-transaction employment or participation in the equity of the Surviving Company, nor were any such proposals conditioned on any such participation or employment.

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language in the fifth paragraph on page 28 of the definitive proxy statement under the section heading entitled “Background of the Merger”:

Later on November 5, 2025, representatives of Debevoise & Plimpton LLP, outside legal counsel to Trian and General Catalyst (“Debevoise”), shared with Wachtell Lipton draft forms of confidentiality agreements (the “Confidentiality Agreements”) proposed to be entered into between the Company and Trian and General Catalyst, respectively. Other than the Confidentiality Agreements, the Company did not enter into any non-disclosure agreements (including any non-disclosure agreements containing “don’t ask, don’t waive” standstill provisions) with prospective buyers in relation to the Proposed Transaction.

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the first paragraph on page 30 of the definitive proxy statement under the section heading entitled “Background of the Merger”:

On November 24, 2025, the Special Committee received a preliminary non-binding letter from Victory Capital in which Victory Capital proposed to acquire all of the outstanding Shares of the Company for a price per Share in the range of $50 to $52, comprised of $30 per Share in cash with the balance to be paid in shares of the common stock of Victory Capital (the “Initial Victory Capital Proposal”). The Initial Victory Capital Proposal did not specify any exchange ratio or other information about the proposed stock consideration but specified that the Company’s shareholders would own approximately 37% to 39% of the pro forma company, and~~, but~~ noted that Victory Capital assumed significant cost synergies. The Initial Victory Capital Proposal was conditioned on Victory Capital shareholder approval and a voting agreement as well as a detailed due diligence review of the Company’s current clients, long-term business plan, compensation process, investment process and material contracts, among other topics, and indicated that Victory Capital could aim to be in a position to execute definitive agreements by year end.

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language in the fourth full paragraph on page 32 of the definitive proxy statement under the section heading entitled “Background of the Merger”:

Following a discussion on December 6, 2025 during which representatives of Goldman Sachs discussed further with Victory Capital’s representatives Victory Capital’s proposal and condition on securing a voting agreement from Trian, on December 8, 2025, the Special Committee received a second unsolicited preliminary non-binding letter from Victory Capital (the “Revised Victory Capital Proposal”). The Revised Victory Capital Proposal was on substantially identical terms as the Initial Victory Capital Proposal, except that the Revised Victory Capital Proposal had been revised to contemplate completion of due diligence and execution of definitive agreements in mid-January, rather than by year-end, as had been contemplated by the Initial Victory Capital Proposal, and removed a reference in the Initial Victory Capital Proposal to a voting agreement that Victory Capital had previously conveyed it would require from Trian, instead remaining silent on the need for a voting agreement. The Revised Victory Capital Proposal did not specify any exchange ratio, other information about the proposed stock consideration or details about the assumed cost synergies, but specified that the Company’s shareholders would own approximately 37% to 39% of the pro forma company.

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language in the third full paragraph on page 37 of the definitive proxy statement under the section heading entitled “Background of the Merger”:

On March 9, 2026, members of the Special Committee met with representatives of Victory Capital to clarify and diligence the February 26 Victory Capital Proposal, in accordance with the Waiver. At this meeting, the members of the Special Committee asked representatives of Victory Capital questions regarding Victory Capital’s assumed cost synergies, sources of financing, strategic and operational plans for the combined company and confidence in satisfying the various conditions to closing contemplated by the February 26 Victory Capital Proposal. Later that day, the Special Committee met, with representatives of Goldman Sachs and Wachtell Lipton present, to discuss the information learned from Victory Capital. The Special Committee noted that the representatives of Victory Capital did not articulate specific plans for achieving the stated synergies or obtaining the required shareholder approvals and client consents necessary to complete the transaction contemplated by the February 26 Victory Capital Proposal.

The disclosure under the section entitled “UPDATE TO SPECIAL FACTORS” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined language in the last paragraph on page 8 of the proxy supplement under the section heading entitled “Update to Background of the Merger”:

On March 20, 2026, members of the Special Committee met with representatives of Victory Capital to clarify and diligence the March 17 Victory Capital Proposal, in accordance with the Second Waiver. The members of the Special Committee asked representatives of Victory Capital questions regarding Victory Capital’s assumed cost synergies and plans regarding integration, client and employee retention and financing, as well as the various client and shareholder approvals contemplated by the March 17 Victory Capital Proposal. Later that day, representatives of Goldman Sachs and Wachtell Lipton held calls with representatives of PJT Partners, Inc. (“PJT”) and Willkie Farr & Gallagher (“Willkie”), Victory Capital’s financial and legal advisor, respectively, to further discuss the March 17 Victory Capital Proposal and the draft merger agreement that had been included with the March 17 Victory Capital Proposal.

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the last three bullet points on page 47 of the definitive proxy statement under the section heading entitled “Unaudited Prospective Financial Information”:

•     that market performance results in an increase in portfolio value of 5% (blended across strategies) in 2026, 2027, 2028 and 2029 respectively; ~~and~~

•     that expenses, including general administrative and occupancy expenses, grow at 3% inflation rate~~.~~; and

•     that depreciation and amortization trend downwards as the Company does not anticipate new significant capital expenditures and expects current capital expenditures to decline as it completes its SAAS project implementation.

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language in the table on page 48 of the definitive proxy statement under the section heading entitled “Unaudited Prospective Financial Information”:

	Fiscal Year
($ in millions)	2025E	2026E	2027E	2028E	2029E
Total Revenues	$2,134	$2,324	$2,460	$2,587	$2,671
Management Fees	$1,945	$2,124	$2,227	$2,333	$2,405
Performance Fees	$59	$59	$85	$100	$105
Other revenue	$130	$141	$148	$154	$161
Operating Expenses	$1,393	$1,456	$1,530	$1,599	$1,658
Compensation	$927	$971	$1,024	$1,076	$1,118
Other Expenses	$466	$485	$506	$523	$540
Operating Income	$741	$868	$930	$988	$1,013
EBITDA	$786	$912	$971	$1,026	$1,048

Update to Opinion of Goldman Sachs & Co. LLC

The disclosure under the section entitled “UPDATE TO SPECIAL FACTORS” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined language to the paragraphs on page 16 of the proxy supplement following the section heading entitled “Illustrative Discounted Cash Flow Analysis”:

Using the Company Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per Share. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.0% to 13.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2025 (i) estimates of unlevered free cash flow for the Company for fiscal years 2026 through 2029 as reflected in the Company Projections and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to a terminal year estimate of the unlevered free cash flow of $809 million to be generated by the Company, as reflected in the Company Projections (which analysis implied terminal year EBITDA exit multiples ranging from 6.2x to 8.8x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Company Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s debt of approximately $396 million, nonredeemable noncontrolling interests of approximately $167 million, regulatory required capital of approximately $274 million and contingent consideration of approximately $10 million and added the amount of the Company’s cash and cash equivalents of approximately $1,244 million and investments in affiliates of approximately $17 million, in each case, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding Shares as of March 19, 2026, of approximately 154.4 million, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, using the treasury stock method, to derive a range of illustrative present values per share ranging from $45.14 to $60.53.

v

The disclosure under the section entitled “UPDATE TO SPECIAL FACTORS” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language to the last paragraph on page 16 of the proxy supplement following the section heading entitled “Illustrative Present Value of Future Share Price Analysis”:

Goldman Sachs then (i) subtracted the amount of the Company’s (a) debt~~,~~ for each of the fiscal years 2026 through 2028 of approximately $396 million, (b) nonredeemable noncontrolling interests~~,~~ for each of the fiscal years 2026 to 2028 of approximately $139 million, $165 million and $200 million, respectively, and (c) regulatory required capital ~~and contingent consideration and~~for each of the fiscal years 2026 to 2028 of approximately $288 million, $302 million and $317 million, respectively, and (ii) added the amount of the Company’s (a) cash and cash equivalents ~~and~~for each of the fiscal years 2026 to 2028 of approximately $1,474 million, $1,962 million and $2,524 million, respectively, and (b) investments in affiliates for each of the fiscal years 2026 through 2028 of approximately $17 million, each as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the Company for each of the fiscal years 2026 through 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Shares for each of fiscal years 2026 through 2028, calculated using information provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a range of implied future values per Share. Goldman Sachs then added the cumulative dividends per Share expected to be paid to holders of Shares through the end of each of fiscal years 2026 through 2028, using the Company Projections. Goldman Sachs then discounted these implied future equity values per Share to December 31, 2025, using an illustrative discount rate of 13.2%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $43.96 to $52.52 per Share.

The disclosure under the section entitled “UPDATE TO SPECIAL FACTORS” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined language to the last paragraph on page 17 of the proxy supplement under the section heading entitled “Selected Transactions Analysis”:

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 6.9x to 12.1x to the Company’s LTM adjusted EBITDA as of December 31, 2025, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the amount of the Company’s debt of approximately $396 million, nonredeemable noncontrolling interests of approximately $167 million, regulatory required capital of approximately $274 million and contingent consideration of approximately $10 million and added the amount of the Company’s cash and cash equivalents of approximately $1,244 million and investments in affiliates of approximately $17 million, in each case, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, and divided the result by the number of fully diluted outstanding Shares as of March 19, 2026, of 154.4 million, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a reference range of implied values per Share of $36.52 to $62.02.

The disclosure under the section entitled “UPDATE TO SPECIAL FACTORS” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined table immediately following the words “The results of these calculations are summarized as follows:” on page 18 of the proxy supplement under the section heading entitled “Selected Public Company Comparables Analysis”:

Selected Company	EV/NTM EBITDA
AllianceBernstein Holding L.P.	8.0x
Affiliated Managers Group, Inc.	6.0x
Artisan Partners Asset Management Inc.	6.3x
BlackRock, Inc.	12.2x
Franklin Resources, Inc.	5.3x
Invesco Ltd.	6.6x
T. Rowe Price Group, Inc.	4.7x
Virtus Investment Partners, Inc.	3.2x

Update to Litigation Relating to the Merger

The disclosure under the section entitled “UPDATE TO SPECIAL FACTORS” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language on page 33 of the proxy supplement under the section heading entitled “Update to Litigation Relating to the Merger”:

As of ~~the date of this proxy supplement~~April 3, 2026, Janus Henderson has received 15 demand letters from purported shareholders, and complaints have been filed in the New York Supreme Court by purported shareholders against Janus Henderson, alleging deficiencies and/or omissions in the definitive proxy statement ~~that Janus Henderson filed on March 11, 2026~~and/or the proxy supplement. See Stevens v. Janus Henderson Group plc, et al., No. 651679-2026; Malone v. Janus Henderson Group plc, et al., No. 651771-2026 (together, the “Complaints”). The ~~c~~Complaints seek an injunction of the transaction, declaratory relief, actual and punitive damages, attorneys’ fees and expenses, expert fees and other expenses, and other relief the Court may find just and proper. Janus Henderson believes that the allegations in these demand letters and complaints are without merit.

Potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the merger, the definitive proxy statement and/or the proxy supplement. The outcome of any future litigation is uncertain. If additional similar complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings. Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Janus Henderson including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is that no legal restraints preventing or prohibiting the consummation of the merger shall be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.

Update to Fees and Expenses

The disclosure under the section entitled “SPECIAL FACTORS” in the definitive proxy statement is hereby amended and supplemented by adding the following bolded and double underlined language after the last paragraph on page 79 of the definitive proxy statement under the section heading entitled “Fees and Expenses”:

Centerview Partners has been a long-standing advisor to the Company. Centerview Partners did not perform any services or receive any compensation (including any contingent compensation) in connection with the transactions contemplated by the merger agreement, including the merger.

PROXY STATEMENT – SUMMARY TERM SHEET

The disclosure under the section entitled “UPDATE TO SUMMARY TERM SHEET” in the proxy supplement is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language on page 3 of the proxy supplement under the section heading entitled “Litigation Relating to the Merger (see page 30)”:

As of ~~the date of this proxy supplement~~April 3, 2026, Janus Henderson has received 15 demand letters from purported shareholders, and complaints have been filed in the New York Supreme Court by purported shareholders against Janus Henderson, alleging deficiencies and/or omissions in the definitive proxy statement ~~that Janus Henderson filed on March 11, 2026~~and/or the proxy supplement. See Stevens v. Janus Henderson Group plc, et al., No. 651679-2026; Malone v. Janus Henderson Group plc, et al., No. 651771-2026 (together, the “Complaints”). The ~~c~~Complaints seek an injunction of the transaction, declaratory relief, actual and punitive damages, attorneys’ fees and expenses, expert fees and other expenses, and other relief the Court may find just and proper. Janus Henderson believes that the allegations in these demand letters and complaints are without merit.

Potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the merger, the definitive proxy statement and/or the proxy supplement. The outcome of any future litigation is uncertain. If additional similar complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings. Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Janus Henderson including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is that no legal restraints preventing or prohibiting the consummation of the merger shall be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.

WHERE YOU CAN FIND MORE INFORMATION

Because the merger is a “going-private” transaction, the Company and the Buyer Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

Statements contained in the definitive proxy statement or this proxy supplement, or in any document incorporated in the definitive proxy statement or this proxy supplement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy supplement, except for any information superseded by information in this proxy supplement.

We also incorporate by reference the documents listed below (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 25, 2026;

•	the Company’s Current Reports on Form 8-K filed on May 9, 2025, May 16, 2025, August 18, 2025, October 27, 2025, December 22, 2025 and March 24, 2026 (other than portions of a Current Report on Form 8-K that is furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein);

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 11, 2026; and

•	the Company’s Proxy Supplement filed on Schedule 14A as Definitive Additional Materials filed with the SEC on March 27, 2026.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website or by contacting our Company Secretary at Janus Henderson Group plc, 151 Detroit Street Denver, Colorado 80206. The information provided on our website is not part of these Definitive Additional Materials and is not incorporated by reference in these Definitive Additional Materials by any other reference to our website in these Definitive Additional Materials.

If you would like to request documents from us, please do so as soon as possible before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THESE DEFINITIVE ADDITIONAL MATERIALS DO NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THESE DEFINITIVE ADDITIONAL MATERIALS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THESE DEFINITIVE ADDITIONAL MATERIALS. THESE DEFINITIVE ADDITIONAL MATERIALS ARE DATED APRIL 6, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THESE DEFINITIVE ADDITIONAL MATERIALS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THESE DEFINITIVE ADDITIONAL MATERIALS TO SHAREHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in these Definitive Additional Materials not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements. Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in these Definitive Additional Materials include, but are not limited to:

•	the Company’s ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction;

•	the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur;

•	the Company’s obligation to pay termination fees under certain circumstances if the merger is terminated;

•	the impact of certain interim covenants that the Company is subject to under the merger agreement;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement;

•	that the provisions in the merger agreement that limit the Company’s ability to pursue alternatives to the merger may discourage a third party that has an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition;

•	that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on the Company’s business;

•	that the merger generally may involve unexpected costs, liabilities or delays, that the business of the Company and its relationships with employees, customers or other third parties that the Company does business with may suffer as a result of uncertainty surrounding the merger or the identity of the purchaser;

•	that the Company may be adversely affected by other economic, business and/or competitive factors, including the net asset value of assets in certain of the Company’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions;

•	risks that the Company’s share price may fluctuate during the pendency of the merger and may decline significantly if the merger is not completed; and

•	other risks, uncertainties, assumptions and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by the Company with the SEC from time to time.